NEITHER THE ISSUANCE AND SALE OF THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (II) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THIS NOTE.  ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE.  THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO THIS NOTE.

EASTERN RESOURCES, INC.
10% CONVERTIBLE PROMISSORY NOTE

Issuance Date: April __, 2011	Principal Amount: U.S. $___________

FOR VALUE RECEIVED, Eastern Resources, Inc., a Delaware corporation (the "Company"), hereby promises to pay to ___________ or registered assigns ("Holder") the amount set out above as the Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the "Principal") when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest at the rate of 10.00% per annum  ("Interest") from the date set out above as the Issuance Date (the "Issuance Date") until the same becomes due and payable on the Maturity Date.

1.          PAYMENTS OF PRINCIPAL AND INTEREST; MATURITY.  Payment in full of all unpaid Principal and all accrued and unpaid Interest is due no later than October __, 2012 (the "Maturity Date"), unless this Note is repaid earlier in accordance with Section 2 herein or converted in accordance with Section 3 herein; provided, however, that the Corporation and Holders of a majority in interest of these Notes may mutually agree to extend the term of the Note beyond the Maturity Date.  All Interest shall be paid in shares of the Corporation’s common stock (“Interest Shares”).  The amount of Interest Shares to be delivered shall be determined by dividing the amount of Interest required to be paid by (i) in the event of a mandatory conversion in accordance with Section 3 herein, the Conversion Price (defined below), or (ii) if no mandatory conversion, (a) a number equal to the volume weighted average price of the Corporation’s common stock as reported by Bloomberg L.P. for the ten trading days preceding but not including the relevant payment date, or (b) if no such pricing is available, a number determined in good faith by the Board of Directors of the Corporation to be the fair market value of the common stock at the payment date.

2.           PREPAYMENT.  The Company and the Holder understand and agree that the Principal and any accrued Interest may be prepaid by the Company at any time without penalty.

3.           MANDATORY CONVERSION.  Upon the closing of the next securities offering or other financing by the Company in which the Company raises a minimum of US one million dollars ($1,000,000) (the “Financing”), the entire unpaid Principal and accrued but unpaid Interest shall be automatically, and without any action or notice by the Company or the Holder, converted into the securities or instruments issued by the Company in the Financing (the “Conversion Securities”) at a price (the “Conversion Price”) equal to either (a) the price per share of stock (or unit of stock and other securities) paid by investors in the Financing, if the Financing is an issuance of stock (or units of stock and other securities), or (b) the price paid by investors in the Financing, expressed as a percentage of the face amount of debt securities, if the Financing is an issuance of debt securities (or units of debt securities and other securities) (including debt securities convertible into stock).    No fraction of shares will be issued on conversion, but if shares are issuable, the number of shares issuable shall be rounded to the nearest whole share.  The number or amount of Conversion Securities issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding Principal and accrued but unpaid Interest to be converted by (y) the Conversion Price.  The Company’s calculation of the applicable Conversion Price shall be conclusive, absent manifest error.  The Company shall afford the Holder the opportunity to become a party to all agreements and instruments for the benefit of the investors in the Financing, including, but not limited to, if applicable, any registration rights agreement.

4.           LIMITATION ON CONVERSION.  The Holder shall not be entitled to convert this Note on any date, if and to the extent that the number of shares of common stock of the Company issuable upon the conversion of this Note on such date (or issuable upon conversion or exercise of the Conversion Securities if such securities are not shares of common stock of the Company), together with the number of shares of common stock of the Company beneficially owned by the Holder and its affiliates otherwise than on account of ownership of this Note on such date, would result in beneficial ownership by the Holder and its affiliates of more than 9.9% of the outstanding shares of common stock of the Company on such date.  For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.

5.           EVENT OF DEFAULT.  Failure by the Company to make payment pursuant to Section 1 hereof shall constitute an event of default ("Event of Default").  In an Event of Default, the Holder shall be entitled to all legal remedies available to it to pursue collections, and the Company shall bear all reasonable costs of collection, including but not limited to necessary attorneys’ fees.

6.           NO WAIVER.  No failure or delay by the Holder in exercising any right, power or privilege under this Note shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.  No course of dealing between the Company and the Holder shall operate as a waiver of any rights by the Holder.

7.   NOTICES; PAYMENTS.

(a)           Notices.  All notices or other communications which are required or permitted under this Note shall be in writing and shall be sufficient if transmitted by hand delivery, by facsimile transmission, by registered or certified mail, postage pre-paid, by electronic mail, or by nationally recognized overnight courier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered (i) if transmitted by hand delivery, as of the date delivered, (ii) if transmitted by facsimile or electronic mail, as of the date so transmitted with an automated confirmation of delivery, (iii) if transmitted by nationally recognized overnight courier, as of the Business Day (as defined below) immediately following the date of delivery to the carrier, and (iv) if transmitted by registered or certified mail, postage pre-paid, on the fifth Business Day following posting with the U.S. Postal Service:

If to the Company to:

Eastern Resources, Inc.
166 East 34th Street, Suite 18K
New York, New York 10016
Thomas H. Hanna, Jr.
Telephone: 917.687.6623
Facsimile: 646.429.9241

If to the Holder to:

Attention:
Fax

Unless a specific notice is otherwise required under this Note, the Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.

(b)           Payments.  Except as otherwise provided in this Note, whenever any payment of cash is to be made by the Company to the Holder, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to the Holder at the address noted in paragraph (a) above; provided that the Holder may elect to receive a payment via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder's wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.  For the purposes of this Section 7, the term "Business Day" means any day of the year other than a Saturday, a Sunday or a day on which the U.S. Securities and Exchange Commission is required or authorized to close.

8.           TRANSFER.  The Holder acknowledges and agrees that this Note may only be offered, sold, assigned or transferred by the Holder if consented to in writing by the Company.

9.           CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof.  The headings in this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

10.           SEVERABILITY.  In the event that one or more of the provisions of this Note shall for any reasons be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

11.           GOVERNING LAW.  This Note and the rights and obligations of the Company and the Holder shall be governed by and construed in accordance with the laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

EASTERN RESOURCES, INC.

By
Name:	Thomas H. Hanna, Jr.
Title:	President and Chief Executive Officer